Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DARLING INTERNATIONAL INC.

May 6, 2014

Darling International Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and by virtue of the General Corporation Law of the State of Delaware (as amended and supplemented from time to time, the “Act”), hereby certifies as follows:
1.The name of the Corporation is Darling International Inc.
2.The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the Act, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), declaring such amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation.

The resolutions adopted by the Board set forth that the Restated Certificate shall be amended by amending and restating Article One in its entirety so that, as amended, Article One shall read as follows:
“The name of the Corporation is Darling Ingredients Inc.”
3.A brief summary of the changes to be effected by this Certificate of Amendment of Restated Certificate of Incorporation was submitted to the stockholders of the Corporation entitled to vote in respect of the amendment described herein at the annual meeting of the stockholders and was approved by the required vote of the stockholders of the Corporation in accordance with Sections 216 and 242 of the Act.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation as of the date first written above.

By:     /s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF DARLING INTERNATIONAL INC.